Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-188996) pertaining to the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, and the Portola Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan and the Registration Statements on Form S-1 (Nos. 333-191609, 333-188746 and 333-187901) of Portola Pharmaceuticals, Inc. and in the related Prospectuses, as applicable, of our report dated February 28, 2014, with respect to the financial statements of Portola Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst and Young, LLP

Redwood City, California
March 3, 2014